Exhibit 99.1

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Aimmune Therapeutics Announces Closing of Initial Public Offering and
Full Exercise of Underwriters’ Option to Purchase Additional Shares

BRISBANE, California, August 11, 2015 — Aimmune Therapeutics, Inc., today announced the closing of its initial public offering of 11,499,999 shares of its common stock at a public offering price of $16.00 per share, before underwriting discounts and commissions, which includes the exercise in full by the underwriters of their option to purchase up to an additional 1,499,999 shares of common stock. Aimmune’s common stock began trading on The NASDAQ Global Select Market on August 6, 2015, under the symbol AIMT.

BofA Merrill Lynch, Credit Suisse and Piper Jaffray acted as joint book-running managers for the offering.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission on August 5, 2015. The offering of these securities was made only by means of a prospectus, copies of which may be obtained from: BofA Merrill Lynch, Attention: Prospectus Department, 222 Broadway, New York, NY 10038, or by emailing dg.prospectus_requests@baml.com; Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, or by calling (800) 221-1037, or by emailing newyork.prospectus@credit-suisse.com; or Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by calling (800) 503-4611, or by emailing prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification of these securities under the securities laws of any such state or jurisdiction.

About Aimmune Therapeutics

Aimmune Therapeutics, Inc., founded in 2011 as Allergen Research Corporation (ARC), is a clinical-stage biopharmaceutical company developing treatments for peanut allergy and other food allergies. Aimmune Therapeutics’ characterized oral desensitization immunotherapy (CODIT™) system, an approach to oral immunotherapy (OIT), uses rigorously characterized product candidates with gradual, controlled up-dosing protocols to obtain clinically meaningful desensitization to food allergens. Aimmune Therapeutics recently completed a Phase 2 study of its lead product, AR101, a complex mixture of naturally occurring proteins and pharmaceutical-grade ingredients for the treatment of peanut allergy, one of the most common food allergies.

Contacts

Edelman

Amanda Breeding

415-229-7649

amanda.breeding@edelman.com